                                                                    EXHIBIT 4(b)

                            CELLULAR SYSTEM AGREEMENT
                                     BETWEEN
                      TELE NORTE CELULAR PARTICIPACOES S.A.
                                       AND
                         ERICSSON TELECOMUNICACOES S.A.

1.       DEFINITIONS

Capitalized terms used within this Agreement or within an Exhibit to this Agreement are have the meaning set forth in this Section, or elsewhere in this Agreement.

ACCEPTANCE TESTS (AT) means the mutually agreed methods of testing and procedures that will be used to measure the performance of the Cellular System, Network Elements or Products, as administered in accordance with Exhibit B of this Agreement.

ACCOUNT MANAGER means Ericsson's account manager responsible for TeleNorte's account.

AGREEMENT means this Cellular System Purchase and Sale Agreement, and the following Exhibits attached hereto:

         A - Unit Prices and Commercial Conditions
         B - Cellular System Acceptance
         C - Software License
         D - Technical Assistance and Services Support
         E - Documentation
         F - Purchase Process
         G - Warranty Support Procedures
         H - Training
         1 - Environmental Conditions
         J - Financing Term Sheet

AMPS means Advanced Mobile Phone System technology as described in interim standard IS-3 (800 MHz) of the Telecommunications Industry Association.

ANATEL (AGENCIA NACIONAL DE TELECOMUNICACOES) means the regulatory agency of the government of the Federative Republic of Brazil, or any successor thereof charged with licensing Cellular Mobile Service networks.

RBS means the Radio Base Station, which is the Cellular TDMA/AMPS Base Station.

CELLULAR NETWORK means the EFRC/TDMA-IS136/AMPS mobile cellular telephone network (operating in the 800 MHz ) to be operated by TeleNorte within the Territory to provide the Cellular Service and consisting of networks, network elements, systems, infrastructure, transmission and other components as specified by TeleNorte.

CELLULAR SERVICE means that cellular service being provided by TeleNorte through its Subsidiaries, Telma Celular S.A., Teleamapa Celular S.A., Teleamazon Celular S.A., Telepara Celular S.A.and Telaima S.A. Celular S.A. pursuant to the concessions for the Territory of Region 8.

CELLULAR SYSTEM means that Network Element comprised of the Products and Software to be provided by Ericsson hereunder, including without limitation, the switching, cell site equipment and associated services.

CHANGE ORDER means a written request for a change in a Phase Acquisition Document or a Purchase Order resulting from a change in the scope or content of a Phase, as more specifically described in Exhibit F.

CLASS A CHANGE means a modification to an existing Product to remedy a non compliance with Ericsson's specification required to correct design defects of a type that result in electrical or mechanical inoperative conditions or extremely unsatisfactory operating conditions or which is recommended to enhance safety.

CLASS AC CHANGE means a modification to an existing Product to remedy electrical or mechanical inoperative conditions or extremely unsatisfactory operating conditions that result from the Product aging or its use in specific combination with another Product or the use of a certain feature or option.

COMMISSIONING OR COMMISSIONING TESTING means the series of tests performed by Ericsson to verify the proper functioning of a Product and the proper completion of its installation services prior to administering the Acceptance Test.

CONFIDENTIAL INFORMATION means information that the Parties have agreed to protect from improper disclosures as per Section 11 of this Agreement.

CONDITIONAL ACCEPTANCE means the Cellular System has passed the Acceptance Tests required for Ready for In-Service as more fully defined in Exhibit B.

DELIVERY means delivery of the Products to TeleNorte's warehouse or any other predetermined location within the Territory.

DELIVERY DATE(S) means the date or dates specified in a Phase Acquisition Document or Purchase Order on which a Product is to be delivered.

DDP means Delivery Duty Paid to a designated Delivery place within the Territory as defined in the ICC Incoterms 1990.

DDP PRICE means the amount payable in respect of a Product or Service ordered by TeleNorte as set forth in Exhibit A to this Agreement.

DOCUMENTATION means the Ericsson's standard Product or Service documentation for its customers, whether written or supplied in other form. described in Exhibit E and as amended from time to time.

EFFECTIVE DATE means September 27th, 1998.

EIA means the Electronics Industry Association (USA).

ERICSSON means Ericsson Telecomunicacoes S.A. a Brazilian company, enrolled with the Ministry of Finance Taxpayers Registry (CGC/MF) under No.
33.067.745/0001-27, with its principal office at Rua Maria Prestes Maia, 300 in the City of Sao Paulo, State of Sao Paulo, Brazil, Cep 02047-901.

FINAL ACCEPTANCE means that Ericsson has done the work necessary to resolve the issues on the Punch List and the Cellular System met the performance targets set forth in Exhibit B.

FORCE MAIEURE means any event beyond the reasonable control of the Party responsible for performance ("Delayed Party") including failure or delay in performance by the other Party, acts of God, acts of the public enemy, acts of civil or military authority, governmental acts or omissions, acts of nature such as hurricanes, earthquakes, fires, floods, epidemics, embargoes, war, riots, and loss or damage to goods in transit, strikes, lockouts or other labor disputes with respect to Delayed Party's operations, and strikes, lockouts or other labor disputes of national or regional scope preventing performance hereunder by the Delayed Party including its sub-contractors and suppliers (when no alternative method of performance is reasonably available).

FORECAST means a forecast provided by TeleNorte as per Section 4.1 of this Agreement.

IMPLEMENTATION SCHEDULE means the implementation schedule for a given Phase or a portion thereof, a Purchase Order or a Change Order as specified in the Exhibit F.

MSC OR MOBILE SWITCHING CENTER means the Mobile Switching Center, comprised of the switching and related equipment that routes calls from a mobile telephone set to the called party (and vice-versa) and performs a variety of related functions. In the Cellular System, an MSC is also known as an MTSO (mobile telephone switching office).

NETWORK ELEMENT(S) means the elements that constitute the Cellular Network namely (i) the Cellular System or a portion thereof, (ii) the transmission system and (iii) the Sites infrastructure.

NEW FEATURE(S) means a new Software functionality or substantial performance improvement that is made available to all users for the then current Software releases.

PARTV OR PARTIES means in the singular, TeleNorte or Ericsson, as the case may be determined from the context, or in the plural, both TeleNorte and Ericsson.

PHASE has the meaning set forth in Section 2.3.

PHASE ACQUISITION DOCUMENT means a written order by TeleNorte to Ericsson. substantially in the form of Exhibit E, for the purpose of (i) defining the scope of a given Phase or a portion thereof, (ii) specifying the Products, Services and Software to be purchased for such Phase and their respective prices as per Exhibit A; (iii) including the implementation Schedule and the Responsibility Matrix; and (iv) including the applicable price.

PROJECT MANAGER has the meaning set forth in Sections 5.2 and 5.3.

PRODUCT(S) has the meaning set forth in Section 2.4.

PROJECT SUPPLIERS means suppliers other than Ericsson retained by TeleNorte for the supply of certain products and services required for implementation of the Cellular Network outside Ericsson's scope of supply, such as suppliers of transmission equipment and civil infrastructure services.

PSTN OR PUBLIC SWITCHED TELEPHONE NETWORK means the telephone network that provides telephone service to the public in a given area.

PUNCHLIST means a list prepared by Ericsson and agreed to by TeleNorte during the performance of each Acceptance Test that sets forth those mutually agreed items, if any, to be resolved by Ericsson before Final Acceptance.

PURCHASE ORDER means a written order by TeleNorte to Ericsson for the purchase of specific Products and Services not covered by a Phase Acquisition Document (i.e. purchase of individual Products and Services).

READY FOR IN-SERVICE means the availability for Cellular Service of the Cellular Network, Network Elements or Products of a specified Phase or expansion after the installation and commissioning thereof have been completed, in accordance with the Implementation Schedule.

RESPONSIBILITY MATRIX means the table allocating tasks and responsibilities between TeleNorte, Ericsson and Project Suppliers for a given Phase as specified in a Phase Acquisition Document.

SECTION means, when used without any other reference, sections, including subsections, within this Agreement.

SERVICES has the meaning set forth in Section 2.5.

SHIPPING DOCUMENT means a document issued by a carrier evidencing shipment of Products such as an airway bill, a bill of lading or a conhecimento de embarque.

SITE means any location at which Products and Services provided under this Agreement are or will be delivered, installed, or performed.

SOFTWARE means the object-code (does not include source code) computer programs furnished by Ericsson to TeleNorte for use solely in conjunction with the Network Elements. The term "Software" includes. but shall not be limited to. computer programs contained on magnetic tape. in a semiconductor device, on a disk or in another memory device or system memory consisting of (a) hard-wired logic instructions which manipulate data in central processors, instructions which control input-output operations, and error diagnostic and recovery routines and (b) sequences of instructions in machine-readable code that control call processing, peripheral equipment and administration and maintenance functions as well as associated documentation to describe, maintain or use the programs.

SOFTWARE DOCUMENTATION means printed materials or electronic media used in connection with Software, such as, but not limited to, user manuals, flow charts, logic diagrams, program descriptions, and specifications. No source code versions of Software are included in the Software Documentation.

SOFTWARE CORRECTION means Software that corrects or removes a reproducible malfunction in a Software release.

SOFTWARE UPGRADE means a reissued version or partial update of existing Software that adds to, improves or enhances existing features and capabilities of the Network.

SUBSCRIBER means a legal entity or an individual having the right under the appropriate terms and conditions with TeleNorte to use the Cellular Network or any portion thereof.

SUBSIDIARIES means the subsidiaries of TeleNorte being on the date hereof Telma Celular S.A., Teleamapa Celular S.A., Teleamazon Celular S.A., Telepara Celular S.A. and Telaima S.A. Celular S.A.

TDMA means the Time Division Multiple Access technology as described in interim standard IS-136 (800 MHz) of the Telecommunications Industry Association.

TELENORTE means TeleNorte Celular Participacoes S.A., a Brazilian corporation with its head office located at SNC quadra 3 - Bloc A sobreloja, 70713-000 Brasilia, Distrito Federal, registered with the Brazilian Registry of Corporate Taxpayers (CGC/MF) under no. 02.361.554/0001-40.

TERRITORY means the States of Amapa, Amazonas, Maranhao, Roraima and Para within the Federative Republic of Brazil within which TeleNorte is authorized to provide Cellular Service.

TIA OR TELECOMMUNICATIONS INDUSTRY ASSOCIATION means the organization in the United States of America charged with establishing technical standards for cellular networks, currently the Telecommunications Industry Association, or its successor.

WARRANTY PERIOD means the period during which a Product is covered by Ericsson's warranties under applicable warranty provisions as per Section 9 of this Agreement.

2.       TERM AND SCOPE OF AGREEMENT

2.1. TERM. The term of this Agreement shall be three (3) years from the Effective Date (the "Term").

2.2. SCOPE OF AGREEMENT. The scope of this Agreement is the supply by Ericsson to TeleNorte and the purchase by TeleNorte from Ericsson within the Term of Products, Services and Software for the implementation of the Cellular Network pursuant to a mobile cellular service concession ("Concession") held indirectly by TeleNorte through its Subsidiaries to provide cellular service ("Cellular Service") in Region 8. Ericsson acknowledges that, in entering into this Agreement, TeleNorte is relying on the skill and expertise of Ericsson to carry out the responsibilities it has undertaken pursuant to the terms of this Agreement.

2.2.1 Subject to Force Majeure, during the Term TeleNorte and its "Affiliates" (as defined below) including without limitation Telet S.A. shall buy from Ericsson, Products and Services with a total value of R$
         236.700.000 (Two Hundred and Thirty-Six Million Seven Hundred Thousand Reais). For reference purposes with respect to Article 9.10, TeleNorte's participation to this commitment represents 25% of this amount. Notwithstanding any of the foregoing, TeleNorte shall be under no obligation to purchase from Ericsson any Products or Services hereunder before such time as Ericsson finances or arranges to be financed (or guarantees to the financial institution financing such purchase by TeleNorte) any purchase hereunder on financial terms acceptable to TeleNorte, and thereafter, any purchase obligations of TeleNorte shall be limited to amounts so financed or arranged to be financed by Ericsson (or guaranteed by Ericsson to the financial institution financing such purchase by TeleNorte). This "Commitment Value" shall be determined on the basis of the unit prices set forth in Exhibit A, on a DDP basis, calculated before taking into consideration any discounts set forth in Exhibit A. For the purpose of the section "Affiliate" shall include any Brazilian company of which more than fifty percent (50%) of the shares are held by any shareholders or group of shareholders of TeleNorte.

2.3. PHASES. TeleNorte and Ericsson agree to breakdown the implementation of the Cellular Network into Phases, which will be defined in Phase Acquisition Documents.

2.4. PRODUCTS. TeleNorte shall purchase from Ericsson the AMPS/TDMA IS-136 products, including drawings, documents, manuals and Software identified in Exhibit A, which may be manufactured or produced by Ericsson or procured by Ericsson from suppliers (collectively, the "Products") for incorporation in the Cellular Network in the Territory.

         Products furnished to TeleNorte under this Agreement are furnished for use in connection with TeleNorte's operations of the Cellular Network and are not furnished for resale.

2.5. SERVICES. TeleNorte shall purchase from Ericsson the services identified in Exhibit A as may be required to implement a Phase Acquisition Document, a Purchase Order or a Change Order (collectively the "Services").

2.6. CELLULAR TDMA/AMPS SPECIFICATIONS. Telecommunications standards shall apply to this Agreement to the extent not inconsistent with any terms or conditions of this Agreement and regulations issued by the Ministerio das Comunicacoes or ANATEL. Relevant telecommunications standards include, but are not limited to the following:

            NUMBER                                                SUBJECT
     a)     FOR TDMA
            IS-136.1-A           800 MHz TDMA Cellular ~ Radio Interface - Mobile Station -Base Station
                                 Compatibility - Digital Control Channel (PN-3474)

            IS-136.2-A           800 MHz TDMA Cellular - Radio Interface - Mobile Station - Base Station
                                 Compatibility - Traffic Channels and FSK Control Channel (PN-3474)

            IS-137-A             800 MHz TDMA Cellular - Radio Interface - Minimum Performance Standards
                                 for Mobile Stations (PN-3605)

            IS-1 38-A            800 MHz TDMA Cellular - Radio Interface - Minimum Performance Standards
                                 for Base Stations (PN-3606)

            IS-641-A             TDMA Cellular/PCS - Radio Interface - Enhanced Full-Rate
            Speech               Codec (PN-3467)

            TSB-73               IS-136/IS-136A Compatibility issues (PN-3617)

            IS-669               800 MHz Cellular Systems - TDMA Services - STU 111
                                 (PN-3616)

            IS-684               TDMA Cellular/PCS Systems - Radio Interface - Radio Link Protocol 2
                                 (PN3658)

            IS-685               TDMA Cellular/PCS Systems - TDMA Services - Packet Switched Data
                                 (PN-3680)

            IS-686               800 MHz Cellular System, TDMA Radio Interface, Minimum Performance
                                 Standard for Enhanced Full-Rate Speech Codec (PN3690)

            IS-41-C              Networking Operations and Interswitch feature transparency

            TSB-51               Implementation Aspects concerning the use of the R-Data message in
                                 IS-136 (PN-3719)

            PN-3731              Inter-operable implementation issues in IS-641

     b)     For AMPS AMPS        The specifications established in Norma Geral de Telecomunicacoes issued by the Ministerio das Comunicacoes

     c)     For Roaming          Networking Operations and Interswitch Feature Transparency
            IS-41-C

3.       PURCHASE PROCESS

         Exhibit F sets forth the procedure agreed to by the Parties for the purchases to be made under this Agreement.

4.       FORECASTS

4.1. FORECASTS. At the end of each six-month period as of the Effective Date, TeleNorte shall deliver to Ericsson a good faith rolling written forecast of TeleNorte's expected purchases of Products and Services for the subsequent twelve (12) months period. TeleNorte and Ericsson shall mutually define the form and content of the forecast and its form and frequency may be modified from time to time by mutual agreement of TeleNorte and Ericsson. Notwithstanding the foregoing, each such forecast shall include a summary of the major components of the Cellular System to be purchased during the period covered and the anticipated dates of Delivery thereof. categorized as either "Switching Equipment or "Site Equipment", in each case including any associated Software. The Parties agree that all forecasts delivered pursuant to this Section 4.1 are for planning purposes only and shall create no binding obligations on the Parties.

5.       CONTRACT ADMINISTRATION

5.1. CONTRACT ADMINISTRATION BY TELENORTE'S ORGANIZATION. TeleNorte shall enter into separate agreements with each of the Project Suppliers and shall be responsible for contract administration and coordination of project activities within TeleNorte's internal departments.

5.2. TELENORTE'S PROJECT MANAGER. TeleNorte shall, during the Term of this Agreement, appoint a Project Manager for the project to be the liaison with the Ericsson's Project Manager, who shall:

         (a)      know the background of the project;

         (b) have authority to make day-to-day decisions, over the project and its personnel without recourse to his head office; and

         (c)      have a good working knowledge of Portuguese and English.

5.2.2 TELENORTE'S PROJECT MANAGER RESPONSIBILITIES. TeleNorte's Project Manager shall be responsible for coordinating the Cellular Network implementation between Ericsson and TeleNorte. This coordination shall include review and approval of all quotations and invoices, inventory control of delivered equipment, to ensure of compliance with the applicable Implementation Schedules; maintaining the closest possible cooperation with Ericsson's Project Manager; being available at Sites as reasonably requested; monitoring of the overall progress of project schedule; liaison with external parties for the Cellular Network implementation; coordinating with Ericsson to conclude agreement on the Acceptance Tests; and supplying Ericsson with clarifications on the technical specification requirements,

5.3. ERICSSON'S PROJECT MANAGER. During the Term of this Agreement, Ericsson shall appoint a Project Manager who shall:

         (a)      know the background of the project,

         (b) have authority to make day-to-day decisions, over the project and its personnel without recourse to his head office;

         (c) reside in Brazil and be available at the Sites, as reasonably requested; and

         (d)      have a good working knowledge of Portuguese and English.

         ERICSSON'S PROJECT MANAGER RESPONSIBILITIES. Ericsson's Project Manager shall be responsible for project coordination and liaison with TeleNorte's Project Manager and Project Suppliers.

5.4. ERICSSON'S SUBCONTRACTORS. Ericsson may employ subcontractors in carrying out its obligations under this Agreement. Ericsson's use of subcontractors shall not relieve Ericsson of its obligations and responsibilities under this Agreement. Ericsson shall supervise the work of Ericsson's subcontractors and shall be liable for any acts or omissions of such subcontractors. TeleNorte may, at any time, require Ericsson to replace a subcontractor where, in TeleNorte's reasonable judgment. the subcontractor is not performing adequately and/or quality standards are not respected. The cost resulting from the replacement of a subcontractor shall be borne by Ericsson.

5.5. TELENORTE'S MATERIALS REMAIN PROPERTY OF TELENORTE. All plans, drawings, designs and specifications, submitted by TeleNorte or on its behalf, and marked confidential are Confidential Information to be protected in accordance with Section 11 herein, shall remain the property of TeleNorte, may be copied only in accordance with Section 11 herein and may not be disclosed to third parties by Ericsson without TeleNorte's prior written consent. These materials shall be returned to TeleNorte promptly upon its request without any copy remaining with Ericsson except for copy to remain with Ericsson's counsel for use before a court of law if required by Ericsson.

5.6. ERICSSON'S PERSONNEL. TeleNorte may, at any time, request Ericsson to replace an employee where, in TeleNorte's reasonable judgment, the employee is not performing adequately, The costs resulting from the replacement of Ericsson's employee shall be borne by Ericsson.

5.7. DOCUMENTS TO BECOME PROPERTY OF TELENORTE. Except for Confidential Information, the documents, which include plans, drawings, designs, and specifications supplied by Ericsson to TeleNorte in connection with the Products, shall be the property of TeleNorte, provided, however, that title to Ericsson's intellectual property rights as stated in Section 10 shall not be conveyed to TeleNorte at any time. In addition, TeleNorte shall have the full right to use the documents supplied by Ericsson which are Confidential Information in the course of the normal operation and maintenance of the Cellular Network.

5.8. RESPONSIBILITY FOR DOCUMENTS. Each Party supplying technical data or documents shall be responsible for the completeness and correctness of such technical data or documents. Where it is found that such technical data or documents are not complete or are incorrect, each Party shall notify the responsible Party and thereafter such responsible Party shall promptly complete and/or correct such technical data or documents.

6.       PAYMENT, PRICING AND DISCOUNTS

6.1. GENERAL. The prices and discounts under this Agreement, as detailed in Exhibit A, apply to Products, Services and Software furnished by Ericsson and purchased by TeleNorte in accordance with the Commitment Value indicated in Section 2.2.1. Where TeleNorte desires to purchase products, or services or software that are not identified on Exhibit A, the price for same shall be determined by mutual agreement of the Parties. Should TeleNorte believe that it is likely to purchase such products, or services or software more than once, the Parties agree to amend Exhibit A to add such products, services or software at the agreed upon price.

6.2. INVOICES. TeleNorte shall have no obligation to pay Ericsson for any charges, unless such charges are expressly authorized by this Agreement, a Phase Acquisition Document, a Purchase Order or a Change Order and TeleNorte has received an invoice for such charges.

6.2.1 Each invoice rendered hereunder shall reference the Phase Acquisition Document, the Purchase Order or a Change Order number and identify the payment event, charges and applicable taxes, if any.

6.3. TERMS OF PAYMENT. TeleNorte shall pay invoiced amounts, less any disputed amounts as set forth below, provided that TeleNorte shall not be required to pay sooner than five days after its receipt of the invoice in question. All payments for Products, Services and Software shall be made based on their DDP values.

6.4. PRODUCT. Ninety percent (90%) of the DDP (R$) price for a particular Product shall be paid forty-five (45) days after each shipment, upon presentation by Ericsson of the relevant invoice and corresponding Shipping Document. Ten percent (10%) of the DDP (R$) price for a particular Product shall be paid upon Final Acceptance.

6.5. SOFTWARE. One hundred percent (100%) of the DDP (R$) price due for Software shall be paid thirty (30) days after the Software is Ready for In-Service.

6.6. SERVICES. Eighty-five percent (85%) of DDP price due for Services other than Training, shall be paid forty-five (45) days from the date of start of installation, as defined in the Phase Acquisition Document, or, from the date of issuance of a Purchase Order or a Change Order, as the case may be, and the balance fifteen percent (15%) shall be paid upon Final Acceptance.

6.7. TRAINING. One hundred percent (100%) DDP (R$) price due for Training shall be paid thirty (30) days after from presentation by Ericsson of the relevant invoice for each completed course.

6.8. CURRENCY OF PRICES, ACCOUNTS AND PAYMENTS; IMPORT RESPONSIBILITIES AND PAYMENT OF IMPORT DUTIES AND TAXES.

6.8.1 The Currency of Accounts shall be Brazilian Reais (R$). Ericsson shall identify the Currency of Accounts used for determining prices and charges under this Agreement.

6.8.2 The base date for the purpose of adjustment of the prices set forth in Exhibit A is the Effective Date. The prices shall be adjusted once every twelve (12) months from the Effective Date consistent with existing legislation or for lesser periods if law permits to take into account local inflation, in accordance with the relevant indices indicated below. Furthermore, independently of the date of the issuance of a Phase Acquisition Document or a Purchase Order, payments made under that Phase Acquisition Document or Purchase Order for events occurring after an annual adjustment shall reflect the corresponding adjustment.

                   PRODUCTS AND SERVICES                             ADJUSTMENT INDICES
        All locally supplied Equipment and           Index of the column 27 of the Conjuntura
        materials                                    Economica Magazine, published by Fundacao Getulio
                                                     Vargas ("FGV")
        All locally provided services                Index of the column 20 of the Conjuntura
                                                     Economica Magazine, published by FGV

6.8.3    Exchange Rates for Imported Equipments

         The purchase price of any imported Item ordered from Ericsson which are not included in Exhibit A - Annex 1 as of the Effective Date will be negotiated in good faith between the Parties. These prices in US$ will be converted in Reais using the conversion ratio applicable on the date of approval by TeleNorte of the Phase Acquisition Document or Purchase/Change Order.

         The price of items which are expected to be ordered on a recurring basis will be listed in US$ in an Addendum to Exhibit A - Annex 1. These prices in US$ will be converted in Reais at the time of succeeding purchases using the conversion ratio applicable on the date of approval by TeleNorte of the Phase Acquisition Document or Purchase/Change Order.

         The exchange rate applicable is the one published by Brazilian Central Bank through Sisbacen System transaction PTAX-800-Sale-Option 5 for the date payment is due.

6.8.4 Notwithstanding the above clauses 6.8.1, 6.8.2, 6.8.3 the parties hereby agreed to follow what has been agreed in the side letter dated March 9, 1999 signed by the parties as follows:

         "The parties hereby acknowledge that the prices for Products and Services set forth in Exhibit - Annex 1 are identical to those provided to Telet for similar Products and Services. These prices have been set between Telet (an Affiliate of TeleNorte) and Ericsson in consideration of a total value commitment described in Section 2.21 of the Telet Agreement. Ericsson hereby acknowledges that Telet's prices are legally binding for both Telet and TeleNorte for the Term of the Agreement.

         Notwithstanding the above, TIW agrees to jointly review with Ericsson the economic imbalance which the R$ vs US$ devaluation may have on Ericsson's Agreement. This review will occur immediately following the signature of the Telenorte Agreement, as already negotiated with Ericsson, and the shipment of the equipment already covered by the Phases 1B-0 and 1B-1 Phase Acquisition Documents from TeleNorte. This review will be done in a climate of complete transparency such as to provide to TIW a satisfactory understanding of the impact of the devaluation and permit the quantification of mutually acceptable measures which would compensate for the economic imbalance created by the devaluation.

         As a gesture of goodwill and to help Ericsson to move without further undue delay with the above mentioned shipment, TeleNorte will make a one time payment of. 1.2MReais in addition to the price of the Phase 1B-0 and Phase 1B-1 Phase Acquisition Document is to be considered as an advance on a potential increase in prices resulting from the above-mentioned assessment. This payment is not to be interpreted as a acceptance by TIW or TeleNorte that this amount is a justified increase in prices, nor indicative of relative size of potential future adjustments. It is understood that prices for any equipment, software and services which require conversion from US$ to R$ and which are not included in the existing Agreement will be negotiated taking into account prevailing conditions at time of conversion fram US$ to R$ which will take place at the Phase Acquisition Document of Purchase Order dates.

6.9.     TAXES

6.9.1 The DDP Prices for the Products set forth in Exhibit A include the Imposto Sobre Produtos Industrializados (IPI), Imposto Sobre Circulacao de Mercadorias e Servicos (ICMS), Imposto Sobre Servicos (ISS) and Imposto de Importacao (11), the Programa 6.9 TAXES

6.9.2 The DDP Prices for the Products set forth in Exhibit A include the Imposto Sobre Produtos Industrializados (IPI), Imposto Sobre Circulacao de Mercadorias e Servicos (ICMS), Imposto Sobre Servicos (ISS) and Imposto de Importacao (11), the Programa de Integracao Social (PIS) and the Contribuicao para Financiamento da Seguridade Social (COFINS) taxes and other similar taxes. If, after the Effective Date, any of the foregoing taxes are increased, decreased, eliminated or modified by operation of law or as a result of change in interpretation of the law by the tax authorities or if new taxes are created that directly apply to the sale of the Products or performance of the Services, the respective DDP Prices will be modified to reflect the change.

6.9.3 If after the Effective Date, any Brazilian taxes other than those referred to in Section 6.9.1. having a measurabie impact. in excess of 3%, on the cost of Products or Services are increased, decreased, created or extinguished, then the Parties will negotiate in good faith an interim adjustment to the DDP Prices set forth in Exhibit A of the Products or Services affected and such interim prices shall be applicable to any Purchase Orders issued by TeleNorte prior to the first subsequent annual adjustment of the DDP Prices as set forth in
         Section 6.8.2. If in the opinion of TeleNorte or Ericsson, acting reasonably, the first subsequent annual adjustment of the DDP Prices as set forth in Section 6.8.2 does not reflect adequately the effect of tax variation on the DDP Prices of the affected Products or Services, the Parties will enter into negotiations with the objective of agreeing on a fair and equitable adjustment of the DDP Prices of such Products and Services. For the purposes of this Section, Brazilian Taxes in effect as of the Effective Date are as follows:

        NAME               DENOMINATION                        BASIS FOR CALCULATION          RATE
        1. INSS            Instituto Nacional do Seguro        Pay roll
                           Social Contribuicao
                           Previdenciaria:
                           -         a Parte Empresa                                           20
                           -         Salario Educacao                                          2.5%
                           -         INCRA                                                     0.2%
                           -         SENAI/SENAC                                               1.0%
                           -         SESI/SESC                                                 1.5
                           -         SEBRAE                                                    0.6%
        2.FGTS             Fundo de Garantia do Tempo de       Pay roll                        8.0%
                           Servico
        3.IOF              Imposto sobre Operacoes de          Remittance Amount               0%
                           Credito, Cambio e Seguro ou
                           Relativas a Titulos ou Valores
                           Mobiliarios (on imported Services
                           and Software)
        4.IRF              Imposto de Renda on imported        Remittance Amount               15%
                           Services

6.9.4 For any error, omission or inaccuracy in the tax rates applicable on Effective Date as set forth in Exhibit A, Ericsson shall bear the liability for any additional amounts owed by TeleNorte because of Ericsson's error, omission, inaccuracy or miscalculation. Ericsson shall pay TeleNorte in Brazilian Reais an amount equal to the difference between the amount of taxes set forth in Exhibit A and the amount actually due to the

         Brazilian tax authorities. Ericsson to the extent possible shall make this payment to TeleNorte in advance of when TeleNorte must make its payment to Brazilian tax authorities. If TeleNorte is indemnified by Ericsson for a tax liability under this Section, Ericsson may have (a) the corresponding amount refunded to the extent TeleNorte subsequentfy recovers such amount from the tax authorities or (b) request that the amount of the indemnification be reduced or refunded to Ericsson by TeleNorte, to the extent that TeleNorte is entitled to a tax credit or a tax benefit resulting from application of the indemnified tax.

6.10. PAST DUE PAYMENTS. Any payment not made as provided in this Section 6 shall be subject to a late payment charge applied against the unpaid portion of the charge. The late payment charge shall be applied daily after the due date until payment is received. For late payments, the daily rate payment charge shall be calculated by multiplying the outstanding balance for the number of days of delay times the annual ANBID - rate plus six percent (6%) per annum divided by 365 days. Any payments more than ninety (90) days past due shall be considered a Ericsson right to cease its performance under this Agreement until payment, including applicable interest, is made.

6.11. DISPUTED PAYMENTS. If TeleNorte disputes any invoice, it shall, within fifteen (15) days of its receipt of such invoice, so notify Ericsson, giving the reasons in sufficient detail for Ericsson to respond. The Parties will use their diligent efforts to resolve such dispute expeditiously and shall not delay the payment process for immaterial matters. Should TeleNorte dispute any sums due to Ericsson under this Agreement, TeleNorte shall pay, in accordance with this Agreement that part not in dispute. TeleNorte shall be liable to Ericsson for late payment charges computed in accordance with Section 6.10. for the amounts due to Ericsson should the dispute be resolved in Ericsson's favor. The time for paying the portion of the invoice in dispute shall be extended by a period of time equal to the time between Ericsson's receipt of such notice from TeleNorte and the resolution of such dispute plus five (5) business days.

7.       RESPONSIBILITIES OF TELENORTE

         Without further limiting the obligations of TeleNorte under this Agreement, TeleNorte agrees to perform the following duties:

7.1. RESPONSIBILITY MATRIX. TeleNorte shall perform those responsibilities identified as those of TeleNorte, including TeleNorte's portion of responsibilities that are to be jointly performed by TeleNorte and Ericsson, defined in the "Responsibility Matrix" for each Phase.

7.2. PERFORM TO SCHEDULE. TeleNorte shall negotiate in good faith the Implementation Schedule for each Phase and shall adhere to the Implementation Schedule for performance of its responsibilities set forth therein and use reasonable efforts to minimize all delays.

7.3. COSTS. TeleNorte shall bear all the costs of its own legal fees, interconnection facilities, telephone and utility charges and other services and items being supplied by TeleNorte under this Agreement. TeleNorte shall be responsible for payment of the costs of additional customs bonded warehouse storage fees attributable to TeleNorte's failure to make payment of importation duties and taxes when due, as set forth in Section 6.8.3.

7.4. PUNCHLIST. TeleNorte shall negotiate in good faith the items to be placed on each Punchlist.

7.5.     ENGINEERING INFORMATION.  TeleNorte shall:

7.5.1 Furnish, necessary information reasonably requested by Ericsson and in accordance with the Responsibility Matrix and Implementation Schedule;

7.5.2 Provide, upon reasonable request, Cellular Network usage information where Ericsson's analysis of Cellular Systems requirements has been requested by TeleNorte or is otherwise required by a specific provision of this Agreement in order for Ericsson to discharge its obligations under this Agreement and where the information requested is reasonably necessary for these purposes;

7.6. OPERATION AND MAINTENANCE. TeleNorte shall assume responsibility for the lawful and proper operation and maintenance of the Cellular Network.

7.7. EXPORT CONTROLS. Where necessitated by the country of origin of the Products, TeleNorte shall comply with all applicable export laws and regulations of the country of origin. Specifically, but without limitation, where the Products are so subject to export controls, TeleNorte agrees that it will not resell or re-export Products or technical data in any form without obtaining appropriate export or re-export licenses from the government of the exporting country.

7.8.     TELENORTE RESPONSIBILITY FOR CELLULAR NETWORK DESIGN.

         TeleNorte shall be responsible for design specifications and the Cellular network performance resulting therefrom.

7.9. TELENORTE RESPONSIBLE FOR INCORRECT DELIVERY. If TeleNorte requests that a Product be delivered to a Site other than the one specified in the Phase Acquisition Document or Purchase Order, TeleNorte shall bear any additional expenses in delivering it to another Site (e.g. transportation expenses, storage, etc.).

7.10. OTHER OBLIGATIONS. TeleNorte shall perform all other of its obligations set out in this Agreement including the following:

         (a) allow Ericsson's personnel employed in the project access to the Sites at all reasonable hours, and to permit the use by such personnel of all routes, roadways and ramps under the control of TeleNorte when such access and use are necessary for the proper performance of Ericsson's obligations hereunder;

         (b) permit all Ericsson's personnel employed in the project hereunder to use at reasonable times such portions of existing plant or equipment under TeleNorte's controi as necessary for the proper completion of such project, and as it will not interfere with TeleNorte's business operations;

         (c) take reasonable security measures to safeguard Ericsson's equipment onTeleNorte's premises against all damages or loss caused by TeleNorte's employees from the Delivery until the date of Final Acceptance of all Products.

         (d) ensure that TeleNorte's personnel carrying out activities at the Sites do not interfere with the progress of Ericsson's obligations hereunder:

         (e) use all reasonable efforts to ensure the PSTN interconnections by the dates set forth in the Implementation Schedule. Any delay in TeleNorte's obtention of the PSTN interconnection will temporarily relieve Ericsson from meeting subsequent scheduled commitments which are dependent on the interconnection but solely for the period of time resulting directly from such delay in obtaining the interconnection;

         (f) take all necessary actions in accordance with the relevant Phase Responsibility Matrix to ensure that Sites are ready and available for commencement of installation;

         (g) make available at TeleNorte's warehouse facility a representative to acknowledge and perform an inventory of the Products received;

         (h) ensure that Ericsson is properly informed of all information in relation to other Project Suppliers required for Ericsson to perform its obligations,;

         (i) indemnify and hold Ericsson harmless from any liabilities, costs and expenses including attorneys' and experts' fees arising out of labor claims, lawsuits and proceedings initiated against Ericsson by Ericsson's personnel allocated to the project under TeleNorte's supervision, limited to the personnel provided in accordance with Section 8.14., and provided that TeleNorte has given cause to such labor claims, lawsuits and proceedings.

8.       RESPONSIBILITIES OF ERICSSON

         Ericsson, without further limiting the obligations of Ericsson under this Agreement, agrees to perform the following duties:

8.1. RESPONSIBILITY MATRIX. Ericsson shall perform those responsibilities identified as those of Ericsson, including Ericsson's portion of responsibilities that are to be jointly performed by TeleNorte and Ericsson, defined in each Phase's Responsibility Matrix.

8.2. PERFORM TO SCHEDULE. Ericsson shall negotiate in good faith the Implementation Schedule and adhere to the Implementation Schedule for performance of its responsibilities set forth therein.

8.3. ACCEPTANCE TESTS. Ericsson shall adhere to Acceptance Tests set forth in Exhibit B

8.4. PUNCHLIST. Ericsson shall negotiate in good faith the items to be placed on each Punchlist.

8.5. INFORMATION REQUESTED E3Y TELENORTE. Ericsson shall furnish to TeleNorte necessary information reasonably requested by TeleNorte and in accordance with the Responsibility Matrix and Implementation Schedule.

8.6. UPGRADES, NEW PRODUCTS OR SERVICES. Ericsson shall make new and upgraded Products available to TeleNorte when the upgrades become available. Ericsson Software Upgrades shall be provided in accordance with Section 10.3. Except as provided for such Software, where such new Products or Services are developed by Ericsson. Ericsson shall negotiate the price and delivery schedule in good faith.

8.7. SUPPORT SERVICES. Customer system support for the Cellular Network shall be provided on a per switch basis for a period of three(3) years in accordance with Exhibit A. The support period for each switch shall commence on the earlier of Final Acceptance or ninety (90)days after Ready for In-Service. The description of Ericsson's customer service support is set forth in Exhibit D.

8.8. RETROFITS. Provided that TeleNorte has consented in writing, Ericsson shall provide a retrofit package or any change in cellular TDMA/AMPS standards subsequently put into effect by the government, regulatory agencies, the TIA, the EIA at Ericsson's then prevailing charges.

8.9. DOCUMENTATION. Ericsson shall provide TeleNorte with the Documentation as set forth in Exhibit E.

8.10. TRAINING. Ericsson shall provide the training courses and manuals for TeleNorte's employees as set forth in Exhibit J. Ericsson shall provide at no charge to TeleNorte 250 student-days of cellular training for TeleNorte's designated personnel. TeleNorte shall notify Ericsson prior to enrollment of its desire to use the free student days. Ericsson's standard cancellation policy shall apply. TeleNorte shall bear the travel and living expenses of its personnel. Ericsson shall make available to TeleNorte its most updated training course description. These courses and manuals will be generally in Portuguese and occasionally in English and will be in Sao Jose dos Campos, in the state of Sao Paulo.

8.11. CONFORMITY WITH LAW. The Products and Services ordered hereunder shall comply with applicable federal, state and local laws, rules and regulations in effect on the Effective Date. Any impact caused by new laws, rules and regulations promulgated after the Effective Date will be subject to agreement of the Parties.

8.12. SAFETY AND LEGAL STANDARDS. Ericsson is responsible for assuring that proper safety measures are taken to avoid accidents and that all work performed is done in accordance with the relevant health and occupational safety laws, whether the work is performed by Ericsson or by Ericsson's subcontractors. Ericsson shall be responsible at its own expense for ensuring that all necessary procedures are in place and supervision is provided to ensure the safety of all Ericsson's personnel or subcontractors who may at any time or for whatever reason be present on any of the Sites as part of Ericsson carrying out the Services, including but not limited to the Installation Services. Ericsson shall comply with TeleNorte's security policy for Sites.

8.13. INSPECTION. TeleNorte and its employees, agents or representatives shall at all times have the right to inspect the performance by Ericsson of the Services referred to in Section 2.5. TeleNorte shall have the right to order the suspension of a Service being executed, if TeleNorte acting reasonable determine that the work is not in conformity with the terms of this Agreement and applicable laws and regulations. If Ericsson demonstrates that the suspended Service was being performed in conformity with this Agreement and applicable laws and regulations, then Ericsson shall not be responsible for any delays, penalties or additional cost arising from the suspension of such Services.

8.14. OPERATION AND MAINTENANCE SUPPORT. Within thirty (30) days of TeleNorte's written request, Ericsson, in accordance with Exhibit A , shall allocate the following technical personnel: (a) two (2) qualified O & M Switch specialists and (b) four (4) qualified O & M cell sites and specialists to provide services to Telenorte. Each individual's participation as set forth in this Section is based on a forty-hour workweek (Monday to Friday) (the "Standard Work Week"). To the extent that TeleNorte's requirements result in Ericsson's personnel working hours above the Standard Work Week or on weekends or statutory holidays in effect in the Territory, then Ericsson shall be entitled to charge TeleNorte for hours worked in excess of the Standard Work Week at the applicable overtime rate. The rendering of services by Ericsson's personnel above the Standard Work Week shall be subject to Brazilian labor laws, regulations and customs.

8.15. REPAIR DEPOT. Ericsson shall maintain in Brazil a circuit board and component exchange depot to fulfill Ericsson's repair obligations in Exhibit G.

8.16. ACCEPTANCE TESTS. Perform acceptance tests of all Products in accordance with the procedures set forth in Exhibit B.

8.17. ERICSSON RESPONSIBLE FOR INCORRECT DELIVERY; EXCESS ITEMS. If any Product is delivered to an incorrect point, any additional expenses incurred in delivering it to the correct point of delivery and the risk of transportation shall be borne by Ericsson. Ericsson is also responsible for items delivered in excess of those required in the Phase Acquisition Document or Purchase Order or Change Order.

8.18. MARKING AND IDENTIFYING GOODS. Ericsson's prices for Products include charges for packing and marking shipping containers in accordance with Ericsson's standard practices. In normal circumstances, Ericsson shall:

         (i) Enclose a packing memorandum with each shipment and, if shipment contains more than one package, identify the package containing the memorandum; and

         (ii) Mark Ericsson's manufactured Products as practicable for identification in accordance with Ericsson's marking specifications (e.g., model/serial number and month and year of manufacture.)

         In order to meet TeleNorte's requests, Ericsson agrees to work with TeleNorte to determine the feasibility of marking shipping cartons in accordance with TeleNorte's specifications. Where in order to meet TeleNorte's requests Ericsson packs and/or is required to mark shipping cartons in accordance with TeleNorte's specifications, Ericsson may invoice TeleNorte additional charges for any material efforts required for such packing and/or marking.

8.19. ERICSSON INSURANCE COVERAGE. Ericsson agrees to maintain, so long as it performs installation or other Services hereunder, the following insurance coverage as well as all other insurance required by law in the jurisdiction where the work is performed:

8.19.1 WORKER'S COMPENSATION. Workers' compensation and related insurance as required by law;

8.19.2 GENERAL LIABILITY. Commercial general liability insurance, with a limit of at least Five Million Reais (R$5.000.000.00) per occurrence, and comprehensive motor vehicle liability coverage with a limit of at least One Million Reais (R$1.000.000.00) for bodily injury, including death, to any one person, One Million Reais (R$1.000.000,00) for each occurrence of property damage, and Half Million Reais (R$500.000,00) for any other occurrence. The above indicated amounts shall be adjusted according to the provisions of Section 6.8.2 taking into account the index of column 27 of Conjuntura Economica Magazine published by FGV.

         Ericsson shall have the option where permitted by law to self-insure any or all of the foregoing insurance. In the event Ericsson exercises said option, Ericsson shall timely inform TeleNorte in writing.

8.19.3 SITE DELIVERY INSURANCE OF PRODUCTS. Shall be maintained until delivery to the Sites.

8.19.4 DEMONSTRATION OF INSURANCE. Upon request by TeleNorte, Ericsson shall demonstrate insurance coverage as required above.

9.       WARRANTIES

9.1.     PRODUCT WARRANTY.  Ericsson warrants to TeleNorte that:

9.1.1 PRODUCTS. For the period of twenty-four (24) months commencing on the earlier of Final Acceptance or ninety (90) days after Ready for In-Service, Ericsson's Products will be free from defects in material and workmanship, and will conform to Ericsson's specifications. The Warranty Period for a Product or part thereof repaired or provided as a replacement under this Warranty is twelve (12) months or the unexpired term of the Warranty Period applicable to the repaired or replaced Product or part, whichever is longer.

9.2. APPLICATION PROCEDURES FOR PRODUCT WARRANTY. If, under normal and proper use during the applicable Warranty Period, a defect or nonconformity is identified in a Product furnished by Ericsson, and TeleNorte notifies Ericsson in writing of such defect or nonconformity promptly after TeleNorte discovers such defect or nonconformity and follows Ericsson's instructions regarding the return of the defective or non-conforming hardware Product, Ericsson shall take the following action:

9.2.1 Ericsson, at its option, shall promptly attempt to repair or replace such hardware Product without charge at its facility.

9.2.2 Where Ericsson has elected to repair or replace hardware Product that has been installed by Ericsson and Ericsson ascertains that the hardware Product is not readily returnable by TeleNorte, Ericsson will promptly repair or replace the Product at TeleNorte's Site.

9.2.3 If Ericsson has elected to repair or replace a defective circuit board or plug-in component, TeleNorte is responsible for removing and reinstalling it. For any other Product Ericsson shall be responsible for removal and reinstallation of the Product.

9.2.4 Products returned for repair or replacement will be accepted by Ericsson only in accordance with its instructions and procedures for such returns. The transportation expense associated with returning such Product to Ericsson shall be borne by TeleNorte.

         Ericsson shall pay the cost of transportation of the repaired or replacing Product to the destination designated by TeleNorte within the Territory.

9.2.5 Defective or non-conforming Products or parts that are replaced hereunder shall become Ericsson's property.

9.2.6 To the extent Ericsson makes generally available to its customers a warranty extension Program for hardware Products, TeleNorte has the option to participate in such Program, at Ericsson's then prevailing rates and other terms and conditions. In this case, (i) Ericsson shall notice to TeleNorte of such warranty extension Program as soon as practicable, and (ii) upon receipt of such notice, TeleNorte shall give Ericsson notice of its decision to purchase any available extension at least thirty (30) days prior to the expiration of the warranty to be extended.

9.3.     SOFTWARE WARRANTY.

9.3.1 Ericsson warrants to TeleNorte that each item of Software, when delivered to TeleNorte and properly installed and operated, will be free from defects which result in reproducible malfunctions which materially affect the use of the Software in accordance with Ericsson's specifications therefor for a period of twenty four (24) months from the earlier of Final Acceptance or ninety (90) days after Ready for In-Service.

9.3.2 With respect to Software, from a supplier other than Ericsson, Ericsson does hereby assign to TeleNorte the warranties given to Ericsson by its supplier of such items and such warranties will prevail for a term of at least twelve (12) months from the earlier of Final Acceptance or ninety (90) days after Ready for In-Service. If Ericsson is prevented from assigning such warranties, Ericsson itself shall fully warrant such Software for a period of twelve (12) months from Final Acceptance.

9.4. WARRANTY FOR SERVICES. Ericsson warrants to TeleNorte that Services will be performed in a careful and workmanlike manner and in accordance with Ericsson's Specifications or any mutually agreed specification for such Services using material free from defects except where such material is provided by TeleNorte. If the Services prove to be not so performed and if TeleNorte notifies Ericsson within a six (6) month period commencing on the date of completion of the Services, Ericsson, at its option and expense, either will promptly correct any defects and deficiencies for which it is responsible or promptly render a full or pro-rated refund or credit based on the original charge for the Services.

9.5. NO TROUBLE FOUND. If Ericsson determines that a Product for which a warranty is claimed is not defective or not non-conforming, TeleNorte shall pay Ericsson's reasonably incurred costs of handling, inspecting, testing, and transporting and, if applicable, travelling and related expenses. However, if upon return to service the Product apparently fails to operate properly, TeleNorte and Ericsson shall jointly work to determine the cause of such failure and, if it is determined that the failure in fact was the result of a warranted defect or nonconformity in such item, TeleNorte's obligation to pay such costs shall be extinguished. In such case any amount previously paid to Ericsson shall promptly be refunded to TeleNorte.

9.6. SIGNALING SYSTEMS WARRANTY. Ericsson warrants that the operation of its R2, ISUP/SS7, IS-41 and IS-136 signaling systems comply with the standards in effect in Brazil on the Effective Date.

         Temporary or long term changes that Ericsson may be able to supply in the form of software work-arounds" or "exchange data" to overcome other operator or vendor network deviations from the standards will be provided free of charge, subject to joint effort to implement analysis.

         The Parties agree that evolution in generic signaling interfaces in Brazil after the Effective Date would have to be addressed on a case by case basis. Ericsson normally provides the software requirements to comply with the evolution in generic signaling interfaces free of charge. New Product requirements would be provisionable, chargeable items.

9.7. BILLING SYSTEM/PSTN COMPATIBILITY WARRANTY. Ericsson warrants that its MSC CDR (Call Data Record) is PSTN compatible and the operation of its MSC CDR complies with the standards in effect in Brazil on the Effective Date.

         Ericsson will assume the cost of modifying its MSC CDR to the extent it is incompatible with other operator or vendor networks and equipment that comply with generally acceptable billing standards.

         In regards to MSC CDR compatibility with the PSTN, temporary or long term changes that Ericsson may be able to do in software work-around solutions and/or Software Corrections to overcome other operator or vendor network deviations from the requirements will be provided free of charge, subject to a joint effort to implement analysis.

         The Parties agree that evolutions in billing and PSTN compatibility requirements in the Brazilian market after the Effective Date would have to be addressed on a case by case basis. Ericsson normally provides the software requirements to comply with the evolution in billing standards free of charge. New hardware requirements would be provisionable, chargeable items.

9.8.     GUARANTEED CAPACITIES.

9.8.1 Ericsson warrants that each Network Element and Product identified in Exhibit A, provided to TeleNorte pursuant to this Agreement shall at all times meet or exceed the applicable guaranteed capacities as set forth in applicable Phase Acquisition Documents.

9.8.2    If TeleNorte believes that Ericssan has breached its guarantee under
         Section 9.8.1 TeleNorte shall so notify Ericsson in writing, such notice to set forth in reasonable detail the nature of the suspected breach and the likely impact of such breach on the affected System(s). If Ericsson fails, within thirty (30) days after the date of TeleNorte's notice (the "Investigation Period"), to establish, to TeleNorte's reasonable satisfaction, that the affected Product is in compliance with the applicable Design Assumptions or to cause such Product to so comply, then TeleNorte shall be entitled to compensation from Ericsson as set forth in this Section 9.8, provided that TeleNorte gives written notice to Ericsson of its intent to seek compensation hereunder within fifteen (15) days after the expiration of such thirty
         (30) day period.

9.8.3 With respect to any Product that fails to fulfill the applicable stated capacities as set forth in applicable Phase Acquisition Documents, Ericsson will provide any additional or enhanced Products and the services necessary to cause such non-conforming Products (considered together with such additional Products) to comply with the applicable stated capacities. The time of such replacement or time of furnishing of any additional or enhanced Products and services to comply with the applicable stated capacities shall be discussed by the Parties in a case by case basis in compliance with Exhibit I entitled Warranty Support Procedure. The Parties hereby agree that such replacement or time of furnishing of any additional or enhanced Products and services shall duly take into account the impact of the shortage of capacities on TeleNorte's operation. Ericsson shall provide such additional or enhanced Products and services at its own expense, except to the extent that the Products so provided by Ericsson result in additional capacity being available to TeleNorte in excess of stated and expected capacity for the non-conforming Product (such excess, the "Excess Capacity. TeleNorte shall pay Ericsson an amount (not to exceed the DDP Price of such additional Products) proportional to the Excess Capacity but only to the extent that the Excess Capacity exceeds the stated capacity by 10% or more. Notwithstanding the foregoing, Ericsson shall not issue any invoice to TeleNorte, and TeleNorte shall not be required to pay any amount, in respect of any Excess Capacity, unless and until TeleNorte first uses such Excess Capacity. Title and risk of loss to any additional Products delivered pursuant to this Section 9.8 shall pass to TeleNorte at Delivery.

9.9. COSTS NOT TO BE BORNE BY ERICSSON. Notwithstanding anything to the contrary in this Section 9, Ericsson shall not be responsible for any of the following costs incurred by TeleNorte in connection with Products and Services provided to TeleNorte pursuant to Section 9.8.3.

         (a)      land acquisition or lease costs,,

         (b)      building costs,

         (c) operational or maintenance costs associated with the additional Products; and

         (d)      lost revenue;

9.10. CONSEQUENCES OF FAILURE TO FULFILL THE CAPACITIES. The provision of additional Products and Services pursuant to Section 9.8.3, shall be subjected to Ericsson's Ready for In-Service date Liquidated Damage provisions as set forth in Section 13.2 in relation to the related Phase Acquisition Document or Purchase/Change Order specifications.

9.11. PRODUCT CHANGES OR SUBSTITUTIONS BY ERICSSON. At any time during its performance of this Agreement, Ericsson may implement changes in the Products identified in Exhibit A, modify the drawings and specifications relating thereto, or substitute Products of a similar or more recent design. Ericsson will provide TeleNorte with advance written notice of any change, modification or substitution, including notice of Ericsson's intention to change the Product price. The notice shall be given at least thirty (30) days in advance of the effective date of the change, modification or substitution. However, notice of ten (10) days will be necessary where Ericsson reasonably considers the change as minor, where there is no price change and where items (a) through (g) set forth below are complied with.

         Changes, modifications or substitutions must comply with each of the following requirements:

         (a) it must not adversely affect TeleNorte's ability to fulfill its obligations under the Concession or ability to operate its Cellular Network in accordance with the specifications;

         (b) it must not adversely affect physical or functional interchangeability or performance specifications unless otherwise agreed in writing by TeleNorte;

         (c) the price for equivalent performance must be the same or lower than the price provided in this Agreement unless otherwise agreed in writing by TeleNorte. This price comparison shall include all pertinent and related costs to TeleNorte:

         (d)      it must not detract from the safety of the Product;

         (e) it must have received all necessary regulatory approvals, including type-acceptance or type-certification, electrical safety agency approval, etc;

         (f) it must be functionally equivalent and plug-compatible with the prior Product;

         (g) it must not in any way reduce or in any way diminish Ericsson's obligations under the warranties provided in this Agreement nor may it reduce or diminish in any way the scope of warranties and representations provided to TeleNorte under this Agreement.

         Where each of these requirements has been met to TeleNorte's satisfaction, TeleNorte and Ericsson shall agree upon a Change Order reflecting Ericsson's proposal.

         With respect to changes, modifications, and substitutions which do not conform to the foregoing requirements, Ericsson shall notify TeleNorte in writing thirty (30) days prior to their effective dates. In the event that any such change is not desired by TeleNorte, TeleNorte shall notify Ericsson within thirty (30) days from the date of notice and Ericsson shall not furnish any such changed Products to TeleNorte on any orders in process at time Ericsson is so notified. If a change is acceptable to TeleNorte, such change shall be reflected in a Change Order.

9.12.    YEAR 2000 WARRANTY

         Ericsson represents and warrants that the Products shall function, during the applicable Warranty period, with respect to any date dependent operations prior to, into and through the Year 2000, without any material, service affecting non-conformance to its applicable specifications, provided that both any hardware and/or any specific software load or release designated as necessary by Ericsson has been installed with respect to such Products. If any Product fails to so function, TeleNorte's remedy and Ericsson's obligation under this warranty is for Ericsson to correct such failure through, at Ericsson's option, the repair or replacement or modification of the relevant hardware and/or software of such Product or such other actions as Ericsson reasonably determines to be appropriate, all in the time, manner and upon the conditions set out in the hardware and/or software Warranty provisions of this Agreement with respect to the Products. The provisions set forth in this Section do not constitute a representation that the date format used by any Product supplied hereunder complies with any particular standard. Certain Products may continue to use year representations which do not use four digits where such representations can be interpreted without ambiguity as to century.

         In the case that the Products do not function, during the applicable Warranty period, with respect to any date dependent operations prior to, into and through the Year 2000 as mentioned above, to the extent Ericsson proves that such non-compliance is attributable to previous equipment (HW and SW) purchased and installed or not by TeleNorte, prior to the Effective Date, Ericsson shall not be responsible for such non conformity.

9.13.    DISCLAIMER OF WARRANTIES/LIMITATION OF LIABILITY.

9.13.1 EXCLUSIONS. For all warranties set forth hereunder. TeleNorte hereby agrees that Ericsson shall not be liable or responsible for any deficiencies resulting from:

         (a) Ericsson's reliance on erroneous material information furnished by TeleNorte to Ericsson in the Network Documents or agreed to in a document signed by TeleNorte Project Manager or an authorized representative;

         (b)      reasons of Force Majeure;

         (c) unauthorized TeleNorte material changes, modifications or revisions to the Products;

         (d) as to the stated capacities, material reasons attributable to TeleNorte, and including:

                  (A) TeleNorte's failure to apply Ericsson's explicit plans or instructions for system design, preventive and remedial maintenance, frequency management, parameter adjustments and cell site traffic engineering for radio capacity; (B) TeleNorte's failure to implement all Ericsson recommended recovery and system stabilization procedures; (C) TeleNorte's decision not to implement Software Updates and Software Corrections promptly upon their availability where such Software Updates and Software Corrections are made available by Ericsson to TeleNorte as provided in this Agreement; (D) TeleNorte's failure to replace defective circuit boards: (E) TeleNorte's failure to follow applicable explicit instructions of Ericsson, where such instructions are capable of reasonable interpretation and are unambiguous;

         (e) modifications, misuse, neglect, or abuse of the Products, except when made, done or caused by Ericsson (including its subcontractors); improper wiring, repairing, splicing, alteration, installation, storage or maintenance, except when made, done or caused by Ericsson; use in a manner not in accordance with Ericsson's or vendor's specifications, operating instructions or software license to use or failure of TeleNorte to apply previously applicable Ericsson modifications and corrections;

         (f) defects in Products (and related Software) neither manufactured nor supplied by Ericsson under the terms of this Agreement.

         In addition, Ericsson makes no warranty with respect to Products which have had their serial numbers or months and year of manufacture removed, obliterated or altered, and with respect to expendable items, including, without limitation, fuses, light bulbs, motor brushes, and the like.

9.14.    NETWORK EXPANSION AND SPARES.

9.14.1 Class A and AC Hardware Changes. Ericsson shall provide Class A Changes and Class AC Changes free of charge to TeleNorte for the life of the Products.

9.14.2 Network Expansion Availability. For a period of five (5) years from the expiration of the Term, Ericsson shall make available to TeleNorte standard Ericsson manufactured Products and Ericsson developed Software that is compatible and functionally equivalent to and will permit normal Network expansion within the parameter defined by the specifications and under terms and conditions (including prices) mutually agreed to by TeleNorte and Ericsson. If Ericsson discontinues the supply of compatible standard Products or Software during such period of time, and such is not reasonably available from any other vendor, then Ericsson shall make available to TeleNorte a commercially reasonable Project for migration to Ericsson's then-current products offering similar functionality.

         Nothing herein shall bar Ericsson from discontinuing individual items of hardware Products. Ericsson shall notify TeleNorte, usually at least one (1) year, before Ericsson discontinues accepting orders for an item of Ericsson's manufactured Product sold under this Agreement. Where Ericsson offers a Product for sale that is equivalent in form, fit and function, the notification period may vary. Notwithstanding the foregoing, Ericsson agrees that it will not discontinue accepting orders for Products until Ericsson and TeleNorte have agreed upon a mutually acceptable transition plan that takes into account TeleNorte's existing investment in the item scheduled for discontinuance, including a last opportunity to order additional numbers of such Products to include in its inventory.

9.14.3 SPARE PARTS AVAILABILITY. Ericsson warrants the availability of spareparts or their functional equivalent for the Products for a period of five (5) years from the expiration of the Term. Prices for spare parts shall be those in effect at the time of order placement. Should Ericsson during the aforesaid period discontinue production of any spare parts, Ericsson will give TeleNorte advance written notice to enable TeleNorte to place orders for its requirements of spare parts or enter into any other mutually satisfactory arrangements with Ericsson prior to discontinuance of production.

10.      SOFTWARE LICENSE AND INTELLECTUAL PROPERTY RIGHTS

10.1. RIGHT TO USE SOFTWARE LICENSE. Ericsson reserves title to Software and hereby grants to TeleNorte the right to use license for Software provided hereunder upon and subject to the terms and conditions set forth in Software license terms contained in Exhibit C and forming part hereof. With respect to Software provided from a supplier other than Ericsson, Ericsson warrants it has the right to grant a sublicense to TeleNorte to use the Software. Such expressly granted rights are for use of the Software to operate the Cellular Network in the Territory only.

10.2. SOFTWARE CORRECTIONS. Ericsson shall provide TeleNorte with Software Corrections for Software licensed hereunder to TeleNorte, as such Software Corrections become available. Ericsson shall grant TeleNorte a right to use license for any Software Correction.

10.3. SOFTWARE UPGRADES. Software Upgrades approved by Ericsson for commercial release will be provided in accordance with Exhibit A. Optional features included in new releases are not free of charge and must be purchased by TeleNorte. TeleNorte shall also be responsible for any purchases of additional hardware required for use with new software releases.

10.4. OPTIONAL FEATURES. Ericsson shall provide the following optional Software features free of charge to TeleNorte for the first 100,000 subscribers:

         Calling Number ID

10.5. DEFENSE AGAINST INFRINGEMENT CLAIMS. In any claim, action. suit or legal, arbitration, mediation or other proceedings, Ericsson, at Ericsson's expense. shall defend TeleNorte, its directors, officers. agents and employees, against any claim that Products, including Software, supplied hereunder, (collectively, the "Indemnified Products") infringes any patent or copyright. trademark, trade secret or other tangible or intangible property right, whether Brazilian or foreign, which is recognized or the judgment of which is enforceabe in the in Brazil (collectively, "Proprietary Rights"), by reason of their use in furnishing cellular services in accordance with Ericsson's specifications provided that (i) TeleNorte notifies Ericsson in writing of the claim, promptly, but no later than thirty (30) days after TeleNorte has received written notice of such claim, (ii) Ericsson has sole control of the defense, including appeals, and all related settlement negotiations, and (iii) upon Ericsson's request, TeleNorte gives Ericsson information and reasonable assistance for the defense. TeleNorte may, at its sole cost, engage counsel to confer with Ericsson in connection with any such claim. Ericsson shall reimburse TeleNorte its actual reasonable costs for personnel (including legal counsel) or resources engaged in providing information or assistance requested by Ericsson. Ericsson shall indemnify and hold harmless TeleNorte, its officers, agents and employees against any such claims, demands, causes of action, costs, expenses, liabilities, damages or losses, finally awarded against TeleNorte by a court of law, agreed to in settlement or awarded by any other body or person authorized under law or contract to award such damages on account of such alleged infringement or violation.

10.6. ERICSSON TO ACT. If TeleNorte's use of the Indemnified Products shall be enjoined, or in Ericsson's opinion, is likely to be enjoined, Ericsson shall, at its option and expense, either procure the right for TeleNorte to continue using such Indemnified Products or replace or modify the Indemnified Products so that they become non-infringing. If none of the foregoing options is commercially reasonable, Ericsson will remove the enjoined Indemnified Products and refund to TeleNorte any amounts paid to Ericsson, less a reasonable charge for any actual period of use by TeleNorte. Should the Indemnified Product so removed be a component of the Cellular Network and such removal causes any part of the Cellular Network not to meet the Guaranteed Capacities, then Ericsson shall be liable for returning the Product to the Guaranteed Capacities and for direct damages caused to TeleNorte resulting from such actions.

10.7. INFORMATION SUPPLIED BY TELENORTE. Notwithstanding the above, Ericsson has no liability for any claim of Proprietary Right infringement to the extent that (i) it arises directly and wholly from adherence to specifications, designs, drawings or instructions furnished by TeleNorte; or (ii) arises from adherence to instructions to apply TeleNorte's trademark, trade name or other company identification, or
         (iii) resides in Project Suppliers' equipment which is not of Ericsson's origin and which is furnished by TeleNorte to Ericsson for use under this Agreement or (iv) relates to uses of Indemnified Products provided by Ericsson in combination with other Indemnified Products furnished either by Ericsson or other, which combination was not installed, recommended or otherwise approved by Ericsson. In the foregoing cases numbered (i) through (iv), TeleNorte will defend and save Ericsson harmless, subject to the same terms and conditions and exceptions stated above in Sections 10.5 and 10.6 with respect to the Ericsson's obligations.

11.      CONFIDENTIALITY.

11.1. CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" shall mean that information disclosed by one Party to the other which at the time of disclosure is designated as confidential (or like designation), is disclosed in circumstances of confidence or would be understood by the Parties exercising reasonable business judgment to be confidential pursuant to this Agreement and shall include, without implied limitation, formulas, processes, designs, photographs, plans, samples, Product performance reports, subscriber lists, pricing information, studies, findings, inventions, ideas, drawings, schematics, sketches, specifications, parts lists, technical data, data bases, software in any form, flowcharts, algorithms, and other business and technical information. Confidential Information may be communicated orally, in writing, by electronic or magnetic media, by visual observation and by other means. The Party receiving said notification shall, from that time forward treat such information as proprietary. Excluded from Confidential Information is that which the recipient had in its possession without confidential limitation prior to disclosure, which is independently developed by either Party, which is known or becomes known to the general public without breach of this Agreement or which is rightfully received from a third Party and without confidential limitation.

11.2. EXCHANGE OF INFORMATION. From time to time during the performance of this Agreement, the Parties may deem it necessary to provide each other with Confidential Information. The Parties agree:

11.2.1 NONDISCLOSURE. Each of them shall maintain the confidentiality of such Confidential Information and not to disclose it to any third Party except as authorized by the original disclosing Party in writing.

11.2.2 "NEED TO KNOW" DISCLOSURE. Each of them shall restrict disclosure of Confidential Information only to employees and Authorized Agents who have a "need to know." Such Confidential Information shall be handled with the same degree of care which the receiving Party applies to its own Confidential Information but in no event no less than reasonable care.

11.2.3 PRECAUTIONS. Each of them shall take all necessary and appropriate precautions to guard the confidentiality of Confidential Information, including informing its employees and authorized agents who handle such Confidential Information that it is confidential and not to be disclosed to others, but in no event, less than reasonable care.

11.2.4 OWNERSHIP. Confidential Information is and shall at all times remain the property of the disclosing Party. No use of any Confidential Information is permitted except as otherwise provided herein and no license to a Party under any trademark, patent, copyright, mask work or any other intellectual property right, is either granted or implied by the conveying of Confidential Information to such Party.

11.2.5 USE. Each of them shall use such Confidential Information only as required for the purposes of this Agreement.

11.2.6 REPRODUCTION. Confidential Information furnished in written, pictorial, magnetic or other tangible form shall not be reproduced or copied, in whole or part, except as reasonably necessary (i) by Ericsson for its performance under this Agreement, and (ii) by TeleNorte for its installation, operation and maintenance of items furnished by Ericsson under this Agreement; if copied or reproduced shall bear the same notices or legends, if any, as the originals and shall, together with any full or partial copies thereof, be returned, destroyed or erased (including any computer memory thereof) when no longer needed for the purposes authorized under this Agreement. The receiving Party shall use reasonable efforts to return, destroy, or erase such tangible Confidential Information. (including copies, reproductions or other documents containing Confidential information) within ten (10) business days of the disclosing Party's written request.

11.2.7 Survival. This Section shall continue until termination of this Agreement; provided, however that all obligations hereunder with respect to Confidential Information received prior to such expiration, cancellation or termination of this Agreement shall survive such expiration, cancellation or termination for three (3) years thereafter, if the Confidential Information is business information, or for five (5) years thereafter, if the Confidential Information is technical.

11.3. AGREEMENT DISCLOSURE. Except as may be required by applicable law, neither Ericsson nor TeleNorte shall disclose to any third party the contents of this Agreement, the Exhibits or any amendments hereto or thereto for a period of two (2) years after the termination of this Agreement without the prior written consent of the other Party. Additionally, neither Party shall disclose the existence of this Agreement where both Parties agree in writing in advance upon the manner and content of such disciosure. Ericsson to the extent appropriate can disclose the content of the Agreement to its subcontractors, provided such subcontractors agree in writing to maintain such information confidential. TeleNorte may disclose this Agreement to banks and financing entities with a view to obtaining funds provided the said banks and financing entities agree in writing to maintain such information Confidential.

11.4. THIRD PARTIES. Except as provided below with respect to Authorized Agents, neither Party shall disclose Confidential Information of the other Party hereto to any third person without such other Party's prior written consent, Any such consent may be conditioned upon execution by the third person of a nondisclosure agreement in a form satisfactory to the Party whose Confidential Information is being disclosed.

11.5. AUTHORIZED AGENTS. For purposes of this Section 11, the term "Authorized Agent" includes an attorney, a consultant, a subcontractor, a Project Supplier or other third Party, but only to the extent such Party is performing or enforcing (or assisting the receiving Party to perform or enforce) or advising the receiving Party with respect to its rights and obligations under this Agreement, and provided that such third Party agrees in writing (a copy of which writing will be produced to the disclosing Party at its request) to the same conditions respecting use of Confidential Information contained in this clause and to any other reasonable conditions requested by the disclosing Party.

11.6. TRADEMARK AND PUBLICITY. Nothing contained in this Agreement shall be construed as conferring any right to use any name, trademark or other designation of either Party hereto, including any contraction, abbreviation, or simulation of any of the foregoing, in advertising, publicity or marketing activities. Any publicity, advertising, etc., with regard to this Agreement or the Cellular Network which mentions the other Party shall be mutually agreed upon in writing prior to disclosure.

12.      TITLE AND RISK OF LOSS

12.1. TITLE PASSAGE AND RISK OF LOSS. Unless otherwise provided in this Agreement or as otherwise may be agreed to by the Parties, title to Products shall be transferred to TeleNorte upon Delivery and risk of loss shall be transferred upon Conditional Acceptance. Title to Ericsson's intellectual property, including Software, patents, copyrights, trademarks and tradenames, shall not be conveyed to TeleNorte at any time.

         TeleNorte shall notify Ericsson promptly of any claim with respect to loss which occurs while Ericsson has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim.

12.2. LIABILITY FOR NEGLIGENCE. Notwithstanding anything herein to the contrary, the Party that by negligence, intentional act or failure to act where action is required under this Agreement causes damage, loss or destruction to any Product shall be liable to the other Party irrespective of the fact that title and risk of loss of such Product is incumbent upon such other Party.

13.      DAMAGES, BONUSES, DELAYS AND TERMINATION

13.1.    PROPERTY AND PERSONAL INJURY (TELENORTE)

13.1.1 PROPERTY DAMAGE. Ericsson shall indemnify and hold harmless TeleNorte and its directors, officers, agents, servants and employees from any claim, demand, cause of action, damage, cost, expense, loss or liability, on account of tangible property damage (including damage to property owned by third Parties other than TeleNorte), arising out of or in connection with this Agreement to the extent such damages were caused by the negligent acts or omissions, willful misconduct and strict product liability of Ericsson or its agents, contractors, officers or employees, or any person responsible to Ericsson hereunder while performing under this Agreement provided: (i) TeleNorte promptly notifies Ericsson in writing of any suits, claims or demands against TeleNorte for which Ericsson is responsible under this indemnity, (ii) TeleNorte gives Ericsson full opportunity and authority to assume the sole defense of and settle such suits, and (iii) TeleNorte furnishes to Ericsson upon request all reasonable information and assistance available to TeleNorte for defense against any such suit, claim or demand. Ericsson's liability under this indemnity shall be that proportion directly attributable to the fault of Ericsson or its employees or agents but in no event exceed One Million Reais (R$ 1.000.000,00) for any one occurrence of property damage, such value to be annually adjusted as per the 'IGP-DI Coluna 27' index, issued by FGV.

13.1.2 PERSONAL INJURY (TELENORTE). Ericsson shall indemnify and hold harmless TeleNorte and its directors, officers, agents, servants and employees from any claim, demand, cause of action, damage, cost, expense, loss or liability, on account of death or personal injury (whether to TeleNorte, TeleNorte's officers, agents or employees or third Parties) arising out of or in connection with this Agreement to the extent such, injury or death was caused by the negligent acts or omissions, willful misconduct or product liability of Ericsson or its agents, contractors, officers or employees, or any person responsible to Ericsson hereunder while performing under this Agreement provided: (i) TeleNorte promptly notifies Ericsson in writing of any suits, claims or demands against TeleNorte for which Ericsson is responsible under this indemnity, (ii) TeleNorte gives Ericsson full opportunity and authority to assume the sole defense of and settle such suits, and (iii) TeleNorte furnishes to Ericsson upon request all reasonable information and assistance available to TeleNorte for defense against any such suit, claim or demand at Ericsson's costs. Ericsson's liability under this indemnity shall be that proportion directly attributable to the fault of Ericsson or its employees or agents, or as may be determined by a court of Law.

13.2. LIQUIDATED DAMAGES. Should Ericsson, as a result of its breach of its obligations under this Agreement, fail to meet a Ready for In-Service date, as specified in the applicable Phase Acquisition Document, Ericsson shall be liable to TeleNorte for liquidated damages to accrue at the rate of one and half percent (1.5%) of the value of the portion of the Cellular System, which, as a result of Ericsson's breach, is not available to provide service as a result of the delay, per week of delay commencing after the scheduled Ready for In-Service date, up to a maximum of ten percent (10%) of the total DDP value of the relevant Phase as contained in each Phase Acquisition Document. If TeleNorte has the right to receive from Ericsson liquidated damages under this
         Section 13.2, TeleNorte shall be entitled to set off the amount due under this Section 13.2. against payment of any Ericsson invoices thereafter, in whole or in part, up to an amount equal to such liquidated damages or costs, as the case may be. TeleNorte will give Ericsson prior written notice specifying in reasonable detail the basis for such withholding.

13.3. REMEDIES FOR TELENORTE DELAYS. For delays caused by TeleNorte ("TeleNorte Delays"), the dates set forth in the Implementation Schedule or other schedules for Ericsson's performance shall be adjusted to later dates. The extent of adjustment shall be as many days as are required to compensate the TeleNorte Delay and the adjustment shall be based on a review of the relevant Ericsson's critical path development and deployment plans ie. planning evaluation and review technique/critical path method ("PERT/CPM" chart). Where additional expenses are incurred by Ericsson in making up for a TeleNorte Delay, Ericsson shall receive an equitable adjustment in its prices to compensate for the additional expenses. If Ericsson is unable to deliver or install Equipment of perform Services because of TeleNorte's failure to satisfy its obligations under this Agreement, then TeleNorte shall (i) furnish suitable temporary storage facilities for such Equipment and reimburse Ericsson for all reasonable cost and out-of-pocket expenses actually incurred by Ericsson attributable to TeleNorte's failure to have the Sites ready and available for the commencement of installation including cost (a) to store such Equipment (including the costs of transporting such Equipment to and from Ericsson's storage facilities if TeleNorte fails to furnish suitable temporary facilities and (b) to redeploy Ericsson's workforce. For the avoidance of doubt, a "TeleNorte Delay" includes but is not limited to any delay resulting from TeleNorte's delay in obtaining interconnection with the PSTN.

13.4. CONCESSION PENALTY AGAINST TELENORTE. In the event that ANATEL assesses a penalty against TeleNorte for failure to meet the terms of the Concession as a result of Ericsson's failure to properly and timely discharge its duties under this Agreement, Ericsson shall indemnify TeleNorte for any such penalty up to an aggregate limit of five percent (5%) of the Commitment Value in the proportion of its participation to the commitment as set forth in 2.2.1.

13.5. TELENORTE DELAY TERMINATION. Should a TeleNorte delay with respect to an Implementation Schedule date exceed ninety (90) days, Ericsson may cease its performance under this Agreement until the Parties have in good faith arrived at a mutually acceptable revised Implementation Schedule. If the Parties fail to agree upon the revised Implementation
         Schedule in the subsequent ninety (90) days Ericsson may terminate this Agreement as provided herein for TeleNorte's failure to perform. Ericsson's right of termination is without prejudice to any other remedies that Ericsson may possess.

13.6. MAXIMUM LIQUIDATED DAMAGES. Should liquidated damages for any given Phase reach ten percent (10%) of the value of the Cellular System of the particular Phase, TeleNorte may terminate this Agreement. TeleNorte must exercise this right of termination at any time within thirty (30) days after such right to terminate accrues.

13.7. BREACH BY EITHER PARTY. Where a Party is in material breach of this Agreement, and where the non-breaching Party has given ninety (90) days prior written notice specifying the breach to the breaching Party and the breaching Party has not cured the breach within such 90-day period, then the non-breaching Party may terminate this Agreement without liability.

13.8. BANKRUPTCY. Either Party may terminate this Agreement (except for those items fully discharged) without liability, if the other Party makes a general assignment for the benefit of creditors, or if a petition in bankruptcy or under any insolvency law is filed by or against the other Party and such petition is not dismissed within sixty (60) days after it has been filed.

13.9. CONCESSION. Should ANATEL revoke TeleNorte's Concession, Ericsson may terminate this Agreement. Ericsson's right of termination is without prejudice to any other remedies Ericsson may possess.

13.10. SURVIVAL. Termination of this Agreement, for whatever cause shall be without prejudice to any right or obligation of any Party hereto in respect of this Agreement which has arisen prior to such termination or expiration. If this Agreement is terminated by either Party prior to the completion of Final Acceptance of the Cellular System or portion thereof as defined in the relevant Phase Acquisition Document, then such Products actually delivered to the corresponding Site(s) as of the effective date of termination shall be submitted to Conditional Acceptance and Final Acceptance. The Parties' rights and obligations, which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive the termination, cancellation or expiration of this Agreement.

13.11. TELENORTE PENALTY FOR FAILURE TO REACH COMMITMENT VALUE. If TeleNorte and its 'Affiliates" fail, by the end of the Term, to make purchases up to the Commitment Value, TeleNorte will pay Ericsson a penalty equivalent to five percent (5%) of the difference between the purchases made and the Commitment Value in the proportion of its participation to the commitment as set forth in 2.2.1.

14.      LIMITATION OF LIABILITY

14.1. SCOPE OF LIABILITY. TeleNorte's exclusive remedies and the entire liability of Ericsson and its affiliates and their employees and agents for any claim, loss, damage or expense of TeleNorte or any other entity arising out of this Agreement, or the use or performance of any Network, System, Product or Service whether in action for or arising out of the breach of contract, tort, including negligence, indemnity, or product liability shall be as follows:

         (1)      For delay and penalties - the remedies set forth in Section
                  13;

         (2) For the performance or non-perforrnance of Products and Services or claims that they do not conform to a warranty - the forth in the applicable "warranty(ies)" clause;

         (3) For tangible property damage and personal injury caused by Ericsson's negligence - the amount of direct damages as per Sections 13. 1,1 and 13.1.2;

         (4) For everything other than as set forth above - the amount of the direct damages not to exceed the purchase price of the Products and Services giving rise to TeleNorte's claim, including awarded counsel fees and costs or eleven percent (11 %) of the Phase value, whichever is lower;

         Notwithstanding any other provision of this Agreement, neither Party, its affiliates and its employees and agents shall have any liability to the other for any loss of profit or revenues, whether as a result of breach of contract, warranty, tort (including negligence).

         Ericsson shall not be responsible for any claim, loss, damage or expense resulting from TeleNorte's negligence or willful misconduct.

15.      FORCE MAJEURE

15.1. RESPONSIBILITY IN THE EVENT OF FORCE MAJEURE. Except as explicitly provided elsewhere in this Agreement, neither Party shall be liable for any delays in delivery or performance, or for failure to manufacture deliver or perform when caused by Force Majeure.

         Each Party shall promptly notify the other Party of the occurrence of a Force Majeure. If any Force Majeure occurs and results in a delay or failure in performance, the Party injured by the other's inability to perform may elect to: (a) terminate that part of any Phase Acquisition Document or Purchase Order affected by the Force Majeure as to Products not already shipped or Services not already rendered if the Force Majeure continues for a period of forty five (45) days after notification; (b) suspend that part of any Phase Acquisition Document or Purchase Order affected by the Force Majeure for the duration of the Force Majeure, buy, sell, obtain, or furnish elsewhere Products to be bought, sold, obtained, or furnished hereunder, and deduct from any Phase Acquisition Document or Purchase Order commitment the quantity bought, sold, obtained, or furnished or for which such commitments have been made elsewhere; or (c) resume performance under such Phase Acquisition Document or Purchase Order once the Force Majeure ceases with an option for the injured Party to extend the delivery or performance date up to the length of time the Force Majeure endured. Unless written notice is given within thirty (30) days after such injured Party is provided written notice of the occurrence of a Force Majeure, option (c) shall be deemed selected. Nothing contained herein or elsewhere shall impose any obligation on either Party to settle any labor difficulty.

16.      ASSIGNMENT

         This Agreement shall accrue to the benefit of the Subsidiaries and the Parties and be binding upon the Parties hereto and any successor(s) entity into which either Party shall have been merged to or consolidated with or to which either Party shall have sold or transferred all or substantially all of its assets. Except as provided in this Section, neither Party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement ("an assignment"), without the prior written consent of the other Party. Any attempted assignment in contravention of this clause shall be void and ineffective.

         For the purpose of this clause the term "Agreement" shall include this Agreement, any subordinate contracts placed under this Agreement and any orders placed under such Agreement or any subordinate contract.

         The Parties agree that any consent to a requested assignment shall not be unreasonably withheld or delayed.

         The Parties agree that Ericsson or TeleNorte or one of their respective constituents may assign all or a part of their rights and duties hereunder to a designated wholly-owned (directly or indirectly) subsidiary of Ericsson or TeleNorte, as the case may be, provided that Ericsson or TeleNorte remains jointly and severally responsible for the fulfillment of all obligation incumbent upon its assignee as per this Agreement.

17.      REMEDIES

         The remedies made available to the Parties for the events specified under this Agreement are exclusive unless otherwise stated herein.

18.      GOVERNING LAW

         The validity, construction and interpretation of, and the right and obligations of the Parties, pursuant to this Agreement and any amendment hereto shall be governed by the laws of the Federative Republic of Brazil (including its conflict of laws rules).

19.      NOTICE

19.1. GENERAL. Notices required to be given by one Party to another shall be deemed properly given if reduced to writing and personally delivered or transmitted by postage prepaid registered or certified post, return receipt requested, by air courier, or by facsimile or other electronic mail with confirmation receipt. Such notices shall be deemed to have been given and shall be effective upon receipt.

19.1.1 NOTICE TO TELENORTE. Ericsson shall send notices to TeleNorte at the following address:

         TELENORTE S.A.
         Travessa Rui Barbosa, 931
         66053-260 Belem, Para, Brazil

         Attn.:   Joseph Ged
         Phone:   + (55) (91) 215-1030
         Fax: + (55) (91) 212-0784

         With a copy (which shall not constitute Notice) to:

         TELESYSTEM INTERNATIONAL WIRELESS INC.
         1000 de la Gauchetiere Street West, 16th Floor
         Montreal, Quebec, Canada

         H3B 4W5

         Attention:        Executive Vice President.  Operations
         Tel:     (1) (514) 673-8497
         Fax:     (1) (514) 673-8470

19.1.2 NOTICE TO ERICSSON. TeleNorte shall send notices to Ericsson at the following address:


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

         ERICSSON TELECOMUNICACOES S. A.
         Rua Maria Prestes Maia , 300
         02047 901 Sao Paulo SP Brasil

         Attn.:   New Cellular Operators Marketing and Sales Director
         Phone:   (55) (11) 6281 1184
         Fax:     (55) (11) 6281 2095

19.2. MODIFICATIONS TO NOTICE ADDRESS. Either Party may change the addresses for giving notice by providing the other Party with written information about such change of address in accordance with Section
         1 9. 1.

20.      SECTION HEADINGS AND PLURALS

20.1. SECTION HEADINGS. The headings of Sections in this Agreement are provided for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement or any Section.

20.2. PLURALS. Any reference herein to singular shall mean plural and vice versa as the context may so require.

21.      WAIVER

         Any failure or delay on the part of Ericsson or TeleNorte to exercise any right, power or privilege or to strictly enforce any such term or condition of this Agreement, on one or more occasion shall not operate or be construed as a waiver of the same or any other terms and conditions of this Agreement on any other occasion.

22.      REPRESENTATION OF AUTHORITY EACH PARTY REPRESENTS THAT:

22.1. EXPRESS AUTHORITY. The persons executing this Agreement have express authority to do so under specific or standing delegation, and in so doing, to bind the Party thereto; and

22.2. NO VIOLATION. The execution, delivery, and performance of this Agreement does not violate any provision of any by-law, charter, regulation or any other governing authority of the Party; and

22.3. DULY AUTHORIZED. The execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership or corporate action and this Agreement is a valid and binding obligation of such Party.

23.      LEGAL COMPLIANCE

         It is the Parties' intention to comply with all applicable federal, state and local statutes, regulations and orders (if and as applicable to TeleNorte or Ericsson). To the extent that any provision shall be held to be invalid, illegal or unenforceable, such provisions shall be considered null and void but the remaining provisions of this Agreement shall remain in effect. In the event the invalid, illegal or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provisions that is acceptable to both Parties and is valid, legal and enforceable, and come as close as possible to reflect accurately the intentions of the Parties underlying the invalid, illegal or unenforceable provision or provisions.

24.      DISPUTE RESOLUTION

24.1. GENERAL. If a dispute arises out of or relates to this Agreement, including any disputes related to payments to be made under the terms of this Agreement, either Party may request that the Parties seek to


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

         resolve the dispute by negotiation of the appropriate executives of each Party, who shall have full authority to settle the dispute. The Parties agree to meet at least once within fifteen (15) days of the request for negotiation to try to resolve the dispute. If, within thirty (30) days after such meeting, or the first request for a meeting, should a meeting not be convened, the Parties have not succeeded in negotiating a resolution of the dispute, either Party may request that such dispute be resolved by arbitration as set forth in
         Section 24.2, the provisions of Brazilian Law 9.307 of September 23, 1996 applying.

24.2. ARBITRATION. The arbitration shall be conducted by three (3) arbitrators familiar with the cellular telecommunications industry and shall be held in Sao Paulo, Brazil in accordance and subject to the Rules of Conciliation and Arbitration, as promulgated from time to time by the International Chamber of Commerce (ICC) (the "Ruies"), by three
         (3) arbitrators. Each Party shall designate one (1) arbitrator, and the two- (2) arbitrators so designated shall appoint the third arbitrator as provided in the Rules. The arbitrators shall determine the language in which the arbitration shall be conducted. The arbitrators will allow such discovery as is appropriate, consistent with the purpose of arbitration in accomplishing fair, speedy, and cost-effective resolution of disputes. All discovery will be completed, and the arbitration hearing will be commenced, within forty-five (45) days after appointment of all of the arbitrators and the arbitration hearing will conclude within thirty (30) days after it commences. The arbitrators will make every effort to enforce these timing requirements strictly, but may extend the time periods upon a showing that exceptional circumstances require extension to prevent manifest injustice. The award shall be made within six (6) months of the selection of the arbitrator(s). If judicial enforcement of such arbitration award is sought by either Party, judgment may be entered upon such award in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The duty of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason. The arbitrator(s) shall apply Brazilian law and the relief awarded by the arbitrator(s) shall not exceed in form that awardable by a Brazilian court of competent jurisdiction. In the event of any arbitration or other legal proceeding to enforce an arbitration award, the substantially prevailing Party, if any, shall be entitled to reimbursement for reasonable attorneys' fees and costs of the proceeding by the other Party or Parties. The determination of which Party has substantially prevailed and the amount of attorneys' fees, if any, to be awarded shall be made by the arbitrator(s), or other person adjudicating the enforcement action at the same time and in the same proceeding as the underlying enforcement action being decided, and shall be included in the award. If it is determined in such enforcement action that there is no substantially prevailing Parties, and in the underlying arbitration, each Party shall bear its own attorney's fees and expenses, but those related to the costs of the arbitrator(s) shall be borne equally by the Parties. The arbitrator(s) shall determine the issues of arbitrability, but may not limit, expand or otherwise modify, the terms of the Agreement, nor have authority to award punitive damages in excess of compensatory damages and each Party irrevocably waives any claim thereto.

         All discussions and documents prepared pursuant to any attempt to resolve a dispute under this section 24 are confidential and for settlement purposes only and shall not be admitted in any court or other forum as an admission or otherwise against a Party for any purpose unless such restriction is against public policy in the applicable jurisdiction or a court of competent jurisdiction or a governmental agency orders such disclosure or use.

         Nothing in this Section 24 shall prevent any Party from seeking injunctive relief in a judicial proceeding if interim relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury to that Party or others.

24.3. CONFIDENTIALITY. The Parties, their representatives, other participants and arbitrator(s) shall hold the existence, content and result of dispute resolution proceedings in confidence as provided in Section 11 of this Agreement.

25.      CONSENT

         Wherever in this Agreement consent, approval or mutual agreement is required of TeleNorte or Ericsson the appropriate Party agrees not to unreasonably withhold or delay such consent or approval.

26.      COUNTERPARTS

         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The Parties agree that only one representative of TeleNorte and one representative of Ericsson shall initial each page of the Agreement including its Exhibits.

27.      MOST FAVORED CUSTOMER

         Ericsson hereby warrants to TeleNorte that as of the Effective Date, TeleNorte is receiving, under this Agreement, commercial prices, terms and conditions for the Products and Services relative to the consolidated volume of TeleNorte and its "Affiliates" for the Products and Services covered herein, that are at least as favorable as those being provided by Ericsson to any other cellular customer of comparable relative volume in Brazil on the Effective Date. If Ericsson was in breach of the foregoing warranty on the Effective Date, Ericsson shall make the appropriate reductions or improvements to make the foregoing warranty accurate as of the Effective Date provided that the evaluation shall be done within the territory of Brazil for hardware, software and services unit prices. In the event that during the Term, TeleNorte or any Affiliate awards a contract to Ericsson for the supply of Products and Services under substantially the same terms and conditions as set forth under this Agreement (the "Supply Contract"), Ericsson shall warrant that on the effective date of said Supply Contract the unitary prices, terms and conditions for such Products and Services are at least as favorable as those being provided under contract or Purchase Orders by Ericsson to any other cellular customer in Brazil that is purchasing the Products and Services offered under this Agreement in volume comparable to the aggregate volume of TeleNorte and its Affiliates. Ericsson agrees that, effective as of the date of signature of the Supply Contract, Ericsson shall extend to TeleNorte and to any other Affiliate to which Ericsson is a supplier such favorable unitary prices, terms and conditions,

         The reference for comparison shall be Network(s) which magnitude(s) do not differ more than 20% quantified by the number of TRXs -and shall be applicable during the three month period prior, or the three month period following to an order of hardware, software or service.

         Ericsson agrees that, should TeleNorte request to audit the application of the above provisions by an independent professional firm, it will make available the necessary and complete information to enable such Audit.

28.      ENTIRE AGREEMENT

         This Agreement and any subordinate agreements and orders accepted pursuant to this Agreement or any subordinate agreements constitutes the entire understanding between the Parties concerning the subject matter hereof and supersedes all prior discussions, agreements and representations, whether oral or written and whether or not executed by Ericsson and TeleNorte. No modification, amendment or other change shall be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of each Party.

29.      LANGUAGE

         This Agreement shall be executed in English and Portuguese; in case of conflict between such versions, the Portuguese version shall prevail.

IN WITNESS HEREOF, THE PARTIES HEREBY EXECUTE THIS AGREEMENT IN THE PRESENCE OF THE TWO UNDERSIGNED WITNESSES.

TELENORTE S.A.                                                  Two signatures
By:                                        By:
Name:                                      Name:
Title:                                     Title:


ERICSSON TELECOMUNICACOES S/A                                   Two signatures
By:                                        By:
Name:                                      Name:
Title:                                     Title:

Witnesses:                                                      Two signatures
Name:                                      Name:
RG:                                        RG:


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